EXHIBIT H-1


     Ave M. Bie, Chairperson                      610 North Whitney Way
     Joseph P. Mettner, Commissioner              P.O. Box 7854
     Robert M. Garvin, Commissioner               Madison, WI 53707-7854


July 5, 2001

Mr. Jonathan G. Katz, Secretary
Securities and Exchange Commission
450 Fifth Street Northwest

Washington, D.C. 20549

Re:  Petition of Alliant Energy Corporation for.
     A Statement of Authority to the Securities and Exchange        9403-YI-101
     Commission Regarding Ownership of Foreign Utility Companies and Exempt Wholesale Generators

Dear Mr. Katz:

Wisconsin Power and Light Company (WP&L), a Wisconsin corporation, is a public utility subject to the jurisdiction of the Public Service Commission of Wisconsin (Commission).

Alliant Energy Corporation (AEC) and WP&L have advised this Commission that AEC is requesting approval from the Securities and Exchange Commission (SEC) for an increase in its authority to make investments in foreign utility corporate organizations (FUCOs) and exempt wholesale generators (EWGs) beyond that permitted under existing AEC orders and Ru1e 53 promulgated under thc Public Utility Holding Company Act of 1935, as amended. In connection with such activities, AEC has requested that this Commission provide the SEC with the following certification.

As a state commission having jurisdiction over the retail electric rates of AEC's public utility subsidiary, WP&L, the Commission has determined that it:

     (i) has the authority and resources to protect the ratepayers of WP&L that are subject to its jurisdiction;

     (ii) intends to exercise such authority, and

    (iii) does not object to thc SEC's granting authority to AEC to invest in EWGs and FUCOs in an amount up to 100 percent of its consolidated retained earnings as determined in accordance with Rule 53(a)(1)(ii).

This determination does not constitute approval of the transactions or finding that the transactions are reasonable.


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Telephone: (608)266-5481          Fax: (608)266-3957         TTY: (608)267-1479
Home Page: http://www.psc.state.wl.us

Mr. Jonathan G. Katz
Docket 9403- YI-l0l
Page 2


This statement is applicable to all FUCOs and EWGs in which AEC or its subsidiaries seek to obtain an ownership interest. This statement is expressly conditioned on and is subject to being revised or withdrawn on a going-forward basis by this Commission if it deems that action to be appropriate.

The Commission reserves jurisdiction.



Sincerely,


Edward S. Marion
General Counsel
Assistant Secretary to the Commission


ESM:LJH:Jjv:L:Lctter\9403-YI-101

CC: Records Management, PSCW